Exhibit A

January 1, 2016

As Amended: May 26, 2016

The following Funds are covered under this agreement:

Rational Dividend Capture Fund
Rational Risk Managed Emerging Markets Fund
Rational Real Strategies Fund
Rational Defensive Growth Fund
Rational Strategic Allocation Fund
Catalyst Dividend Capture VA Fund
Catalyst Insider Buying VA Fund
Catalyst Managed Futures Strategy VA Fund
Rational Iron Horse Fund
Rational Dynamic Momentum Fund

Mutual Fund and Variable Insurance Trust

By: /s/ Tobias Caldwell

Print Name: Tobias Caldwell

Title: Trustee

MFund Services LLC

By: /s/ Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: CEO